As filed with the U.S. Securities and Exchange Commission on November 20, 2020

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIATRIS INC.

(Exact name of registrant as specified in its charter)

Delaware	83-4364296
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Mylan Boulevard Canonsburg, Pennsylvania 15317	15317
(Address of Principal Executive Offices)	(Zip code)

Viatris Inc. 2020 Stock Incentive Plan

Mylan N.V. Amended and Restated 2003 Long-Term Incentive Plan

(Full title of the plan)

Brian Roman

Viatris Inc.

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

(Name and address of agent for service)

(724) 514 1800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)
Common Stock, par value $0.01 per share	92,793,267	N/A	$1,655,240,617.25	$180,586.75

(1)

Represents (i) 72,500,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Viatris Inc. (the “Registrant”) authorized for grant pursuant to the Viatris Inc. 2020 Stock Incentive Plan (the “Plan”), which may include dividends payable in Common Stock on unvested shares granted under awards, (ii) 6,757,640 shares of Common Stock to be issued pursuant to the exercise of outstanding stock options granted to participants under the Mylan N.V. Amended and Restated 2003 Long-Term Incentive Plan (the “2003 LTIP”) and assumed by the Registrant in connection with the transactions contemplated by the Business Combination Agreement (as defined below) and (iii) 13,535,627 shares of Common Stock subject to outstanding equity-based awards, other than stock options, assumed by the Registrant in connection with the transactions contemplated by the Business Combination Agreement, or that otherwise remain available for issuance under the 2003 LTIP.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares of Common Stock that may become issuable under the Plan and the 2003 LTIP by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and (c) under the Securities Act. With respect to shares of Common Stock authorized for grant pursuant to the Plan and shares of Common Stock subject to outstanding equity-based awards, other than stock options, or that remain available for issuance, under the 2003 LTIP, the maximum offering price per share is based on the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Select Market on November 18, 2020. With respect to the shares of Common Stock to be issued pursuant to the exercise of outstanding stock options granted to participants under the 2003 LTIP, the maximum offering price per share is based on the weighted average exercise price of such shares.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying .0001091 and the proposed maximum aggregate offering price.

EXPLANATORY NOTE

As previously announced, on November 16, 2020, Viatris Inc. (the “Company” or the “Registrant”) completed a combination with Mylan N.V. (“Mylan”) through a series of transactions pursuant to the terms of the Business Combination Agreement, dated as of July 29, 2019, by and among Pfizer Inc., the Registrant, Mylan and certain of their respective affiliates, as amended (the “Business Combination Agreement”). The Registrant has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act to register shares of its Common Stock, par value $0.01 per share, issuable pursuant to the Viatris Inc. 2020 Stock Incentive Plan (the “Plan”) and the Mylan N.V. Amended and Restated 2003 Long-Term Incentive Plan (the “2003 LTIP”), which includes (i) 72,500,000 shares of Common Stock authorized for grant pursuant to the Plan, (ii) 6,757,640 shares of Common Stock to be issued pursuant to the exercise of outstanding stock options granted to participants under the 2003 LTIP and assumed by the Registrant in connection with the transactions contemplated by the Business Combination Agreement and (iii) 13,535,627 shares of Common Stock subject to outstanding equity-based awards, other than stock options, assumed by the Registrant in connection with the transactions contemplated by the Business Combination Agreement, or that otherwise remain available for issuance under the 2003 LTIP.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus), any other document required to be delivered to employees pursuant to Rule 428(b) or additional information about the Plan is available without charge by contacting:

Viatris Inc.

Investor Relations

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

724-514-1813

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

We are incorporating by reference certain information that we and Mylan have filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information contained in the documents that we are incorporating by reference is considered to be part of this registration statement, and the information that the Registrant later files with the Commission will automatically update and supersede the information contained or incorporated by reference into this registration statement. We are incorporating by reference:

Registrant

•	Annual Report on Form 10-K for the year ended December 31, 2019, filed on May 7, 2020;

•	Quarterly Report on Form 10-Q for the quarter ended March 29, 2020, filed on May 12, 2020;

•	Quarterly Report on Form 10-Q for the quarter ended June 28, 2020, filed on August 12, 2020;

•	Quarterly Report on Form 10-Q for the quarter ended September 27, 2020, filed on November 10, 2020;

•	Current Reports on Form 8-K or 8-K/A, as applicable, filed on May 29, 2020, June 2, 2020, June 17, 2020, June 26, 2020, November 19, 2020 and November 19, 2020;

•	Registration Statement on Form 10 (File No. 000-56114), filed on June 12, 2020 and declared effective by the Commission on June 30, 2020; and

•

The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A, filed on November 10, 2020, including all amendments and reports for the purpose of updating such description.

Mylan

•	Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 28, 2020;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on May 11, 2020;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed on August 6, 2020;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed on November 6, 2020;

•	The information contained in Part III of Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2019, filed on April 29, 2020; and

•

Current Reports on Form 8-K or 8-K/A, as applicable, filed on February 27, 2020 (solely Items 2.05 and 8.01), April  15, 2020, May  11, 2020 (solely Item 8.01), May  29, 2020, June  1, 2020, June  12, 2020, June  17, 2020, June  19, 2020, July  2, 2020, July  24, 2020, August  6, 2020 (solely Item 8.01), August  31, 2020, September  11, 2020 and November 19, 2020.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than the portions of those documents furnished or otherwise not deemed to be filed), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, against expenses (including, but not limited to, attorneys’ fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) actually and reasonably incurred in connection with any such action, suit or proceeding, whether civil, criminal, administrative or investigative, in which he/she may be involved by reason of the fact that he/she served or is serving in these capacities, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his/her conduct was unlawful. In the case of an action, suit or proceeding made or brought by or in the right of the corporation to procure a judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, except for such expenses as the court may allow. Any such person who has been wholly successful on the merits or otherwise with respect to any such action, suit or proceeding or with respect to any such claim, issue or matter therein, shall be indemnified against all expenses actually and reasonably incurred in connection therewith.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

The Registrant’s Amended and Restated Certificate of Incorporation (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”) include provisions that require the Registrant to indemnify, to the fullest extent allowable under the laws of the State of Delaware, directors or officers against monetary damages for actions taken as a director or officer of the Registrant, or for serving at the Registrant’s request in any capacity at another corporation or enterprise, as the case may be. The Charter and the Bylaws also provide that the Registrant must indemnify and advance reasonable expenses to its directors and officers, subject to the Registrant’s receipt of an undertaking from the indemnified party to repay all amounts advanced if it is determined ultimately that the indemnified party is not entitled to be indemnified. The Registrant is also expressly authorized to carry directors’ and officers’ insurance to protect the Registrant and its directors and officers for some liabilities. In addition, as permitted by Delaware law, the Charter provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

In connection with the transactions contemplated by the Business Combination Agreement, on November 20, 2020, the Registrant approved indemnification agreements with each of the directors and executive officers of the Registrant. The indemnification agreements provide indemnification, to the fullest extent permitted by applicable law, to each such director or officer who was, is or becomes or is threatened to be made, in his or her capacity as a director or officer of the Registrant or any of its subsidiaries or any capacity of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request of the Registrant, a party to any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, inquiry, administrative hearing, appeal or any other proceeding (including without limitation, stockholder claims, actions, demands, suits, proceedings, investigations and arbitrations), whether civil, criminal, administrative, arbitrative, investigative or otherwise, whether formal or informal.

Item 7. Exemption from Registration Claimed

    Not applicable.

Item 8. Exhibits

Exhibit Numbers	Description

4.1	Amended and Restated Certificate of Incorporation of Upjohn Inc., effective as of November 13, 2020, filed as Exhibit 3.1 to the Registrant’s Report on Form 8-K filed with the Commission on November 19, 2020, and incorporated herein by reference.

4.2	Amended and Restated Bylaws of Upjohn Inc., effective as of November 13, 2020, filed as Exhibit 3.2 to the Registrant’s Report on Form 8-K filed with the Commission on November 19, 2020, and incorporated herein by reference.

4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Upjohn Inc., effective as of November 16, 2020, filed as Exhibit 3.3 to the Registrant’s Report on Form 8-K filed with the Commission on November 19, 2020, and incorporated herein by reference.

*5.1	Opinion of Cravath, Swaine & Moore LLP.

*23.1	Consent of Cravath, Swaine & Moore LLP (included as part of Exhibit 5.1 hereto).

*23.2	Consent of KPMG LLP.

*23.3	Consent of KPMG LLP.

*23.4	Consent of Deloitte & Touche LLP.

*24.1	Power of Attorney (included as part of the signature page of this registration statement).

99.1	Viatris Inc. 2020 Stock Incentive Plan, filed as Exhibit 10.9 to the Registrant’s Report on Form 8-K filed with the Commission on November 19, 2020, and incorporated herein by reference.

99.2	Mylan N.V. Amended and Restated 2003 Long-Term Incentive Plan, filed as Appendix B to Mylan N.V.’s Definitive Proxy Statement on Schedule 14A filed with the Commission on May 25, 2016, and incorporated herein by reference.

*	Filed herewith

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania on November 20, 2020.

VIATRIS INC.

By:	/s/ Sanjeev Narula
Name: Sanjeev Narula
Title: Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, each person whose signature appears below, as a director or officer of Viatris Inc., a Delaware corporation, does hereby constitute and appoint each of Sanjeev Narula and Paul Campbell the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, of the undersigned, to sign, in the name and on behalf of the undersigned, the Registration Statement on Form S-8 to which this power of attorney is filed as an exhibit, and any and all amendments thereto, including post-effective amendments, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Robert J. Coury	Executive Chairman of the Board and Director	November 20, 2020
Robert J. Coury

/s/ Michael Goettler	Chief Executive Officer and Director	November 20, 2020
Michael Goettler	(Principal Executive Officer)

/s/ Sanjeev Narula	Chief Financial Officer	November 20, 2020
Sanjeev Narula	(Principal Financial Officer)

/s/ Paul Campbell	Chief Accounting Officer and Corporate Controller	November 20, 2020
Paul Campbell	(Principal Accounting Officer)

/s/ W. Don Cornwell	Director	November 20, 2020
W. Don Cornwell

/s/ JoEllen Lyons Dillon	Director	November 20, 2020
JoEllen Lyons Dillon

/s/ Neil Dimick	Director	November 20, 2020
Neil Dimick

/s/ Melina Higgins	Director	November 20, 2020
Melina Higgins

/s/ James M. Kilts	Director	November 20, 2020
James M. Kilts

/s/ Harry A. Korman	Director	November 20, 2020
Harry A. Korman

/s/ Rajiv Malik	President and Director	November 20, 2020
Rajiv Malik

/s/ Richard A. Mark	Director	November 20, 2020
Richard A. Mark

/s/ Mark W. Parrish	Director	November 20, 2020
Mark W. Parrish

/s/ Ian Read	Director	November 20, 2020
Ian Read

/s/ Pauline van der Meer Mohr	Director	November 20, 2020
Pauline van der Meer Mohr